Exhibit 99

Phosphate Resource Partners                                                                          100 South Saunders Road
Limited Partnership                                                                                           Lake Forest, Illinois 60045-2561
    .                                                                                                                       847.739.1200

FOR IMMEDIATE RELEASE                                                                            News
                                                              Release

Investor and Media Contact:
David A. Prichard
847.739.1810
daprichard@imcglobal.com

PHOSPHATE RESOURCE PARTNERS LIMITED PARTNERSHIP
  REPORTS 2003 SECOND QUARTER RESULTS

            LAKE FOREST, IL, July 24, 2003 - Phosphate Resource Partners Limited Partnership (NYSE: PLP) today reported a loss of $19.5 million, or $0.19 per unit, for the second quarter ended June 30, 2003, compared to a loss of $8.3 million, or $0.08 per unit, in the year-ago quarter.

            The lower second quarter results were impacted by greatly increased ammonia and sulphur raw material costs in IMC Phosphates Company (IMC Phosphates) and lower volumes primarily due to a disappointing U.S. spring planting season, partially offset by significantly higher diammonium phosphate (DAP) prices.  Also negatively impacting results were higher idle plant costs from the shutdown of the balance of Louisiana phosphate production in June and costs associated with the planned idling of a Florida rock mine for the month of April to reduce inventories and improve cash flow.

            PLP also announced today that it will not make a cash distribution for the quarter ended June 30, 2003.  As referred to in the PLP Form 10-Ks for the years ended December 31, 2002 and December 31, 2001, PLP anticipates that for the foreseeable future any available cash will be used to reduce outstanding debt with IMC Global Inc. (NYSE: IGL), the 51.6 percent owner and administrative managing general partner of PLP.  As a result, no PLP cash distributions are planned in the foreseeable future.  IMC Phosphates is a joint venture partnership between PLP, which has a 41.5 percent ownership, and IMC Global.

            PLP's share in the losses of IMC Phosphates for the second quarter of 2003 was $9.3 million versus equity in earnings of $2.1 million a year earlier.

            The average price realization for diammonium phosphate (DAP) of $158 per short ton in the second quarter of 2003, the highest level since the second quarter of 1999, increased $23, or 17 percent, versus the prior year and $15 compared to the first quarter of 2003.  Domestic and export DAP realizations rose 17 and 14 percent, respectively.  Total concentrated phosphate shipments of 1.3 million short tons were 26 percent below the prior-year level of 1.7 million short tons due to the previously mentioned weak U.S. spring planting season, reduced Chinese shipments from the absence of a Sinochem supply contract, and the shutdown of all Louisiana phosphate production in June.  Domestic and export volumes in the second quarter fell 24 and 28 percent, respectively, versus the comparable 2002 period.

            Approximately 30 percent of IMC Phosphates' Louisiana concentrated phosphate output continued to be idled during April and May before a total shutdown was implemented about June 1 to balance supply and current market demand.

            For the first half of 2003, PLP reported a loss of $53.6 million, or $0.52 per unit, including a non-cash charge of $13.6 million, or $0.13 per unit, for the cumulative effect of a change in accounting principle from the adoption of SFAS No. 143 on January 1, 2003.  This compares with a loss of $14.1 million, or $0.14 per unit, for the first half of 2002.  Increased raw material costs, higher production costs and lower volumes, partially offset by improved selling prices, impacted results.

            "Similar to the first quarter, the encouraging $23 per short ton improvement in IMC Phosphates Company's realized DAP prices versus 2002 was not sufficient to offset a continuation of much higher ammonia, natural gas and sulphur costs, which again negatively impacted phosphate margins," said Douglas A. Pertz, Chairman and Chief Executive Officer of IMC Global.  "The total shutdown of IMC Phosphates Company's Louisiana production in June and the final month of the three-month idling of one Florida rock mine in April also negatively impacted results in the quarter.

            "As we previously indicated, U.S. spring season demand for phosphates was disappointing," Pertz said.  "Reduced planted corn acreage and very high nitrogen fertilizer prices triggered by natural gas cost spikes, which limited farmers' overall input purchasing flexibility, led to softer-than-expected phosphate shipments."

            Underlying phosphate price trends remain strong for the second half of 2003, Pertz noted.  2003 DAP spot prices have been at their highest levels since 1999, as evidenced by the current Tampa export spot price of about $181 per metric ton, while producer and dealer inventories are reportedly very low.  A strong U.S. fall season appears likely to replenish depleted stocks and soil nutrient levels; export demand should remain firm primarily due to increased imports by India and Pakistan and prospects for solid fourth quarter Chinese shipments given low inventories in that country.

            With the likelihood of a continuation of improved DAP pricing, the degree of raw material cost easement remains a key to expansion of phosphate margins in the second half of 2003, Pertz said.  "While ammonia and natural gas costs remain stubbornly high, we are pleased to have achieved a $4 per long ton reduction in third quarter sulphur contract prices versus the second quarter."

            Through IMC Global's continuous improvement program, there is an aggressive focus on cost reduction throughout IMC Phosphates Company, Pertz said.  This includes an expanding Six Sigma program that targets 2003 pre-tax savings of about $12 million and a broad-based, multi-year Operational Excellence initiative that aims for pre-tax savings of $70 million annually by 2005.  The majority of these targeted savings, Pertz said, should be achieved in IMC Phosphates.

            PLP is engaged in the production and sale of phosphate crop nutrients and animal feed ingredients.  For more information, visit the PLP Web site at phosplp.com.

(Note:  3 tables attached)

(This news release contains forward-looking statements that are based on current expectations; actual results may differ materially.  These statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and Company plans and objectives to differ materially from those expressed in the forward-looking statements.)

# # #

	Statement of Operations
	(in millions except per unit amounts)
Phosphate Resource Partners Limited Partnership	(unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2003	2002	2003	2002
Equity in earnings (loss) of IMC Phosphates Company	$(9.3)	$2.1	$(19.7)	$6.2
Selling, general and administrative expenses	2.4	2.6	5.0	5.0
Interest expense	7.6	7.8	15.1	15.3
Other expense, net	0.2	-	0.2	-
Loss before cumulative effect of a change in accounting principle	(19.5)	(8.3)	(40.0)	(14.1)
Cumulative effect of a change in accounting principle	-	-	(13.6)	-
Loss	$(19.5)	(8.3)	$(53.6)	$(14.1)
Loss per unit:
Loss before cumulative effect of a change in accounting principle	$(0.19)	$(0.08)	$(0.39)	$(0.14)
Cumulative effect of a change in accounting principle	-	-	(0.13)	-
Loss per unit	$(0.19)	$(0.08)	$(0.52)	$(0.14)
Average number of units outstanding	103.5	103.5	103.5	103.5

	Condensed Balance Sheet
	(in millions)
Phosphate Resource Partners Limited Partnership	(unaudited)
	June 30,	June 30,
Assets	2003	2002
Current assets - Due from IMC Phosphates Company	$59.0	$54.9

Investment in IMC Phosphates Company

	243.7	269.5
Other current assets	0.6	0.8
Total current assets	59.0	54.9
Investment in IMC Phosphates Company	243.7	269.5
Other assets	0.6	0.8
Total assets	$303.3	$325.2
Liabilities and Partners' Deficit
Current liabilities:
Accounts payable and accrued liabilities	$5.8	$6.8
Due to IMC Global Inc.	34.0	21.9
Current maturity of long-term debt	5.7	-
Total current liabilities	45.5	28.7
Long-term debt, less current maturity (including $404.9 and $369.0 due to IMC Global Inc. as of June 30, 2003 and 2002, respectively)	554.9	524.7
Other non-current liabilities	107.0	112.2
Partners' deficit	(404.1)	(340.4)
Total liabilities and partners' deficit	$303.3	$325.2

Statement of Distributable Cash
(in millions)
Phosphate Resource Partners Limited Partnership	(unaudited)
Quarter ended
June 30, 2003
Loss	$(19.5)
PLP's share of IMC Phosphates Company's loss	12.2
PLP's share of IMC Phosphates Company's second quarter cash distribution	-
Adjusted loss	(7.3)
Other adjustments:
Interest accrual, net of payments	2.8
All other	(4.2)
Total available distributable cash	$(8.7)
Distributable cash per unit	$-
Units outstanding	103.5

Phosphate Resource Partners                                                               100 South Saunders Road
Limited Partnership                                                                                Lake Forest, Illinois 60045-2561
                                                                                                                 847.739.1200

FOR IMMEDIATE RELEASE                                                                News
                                                        Release

Investor and Media Contact:
David A. Prichard
847.739.1810
daprichard@imcglobal.com

PHOSPHATE RESOURCE PARTNERS LIMITED PARTNERSHIP TO MAKE
NO CASH DISTRIBUTION FOR THE QUARTER ENDED JUNE 30, 2003

            LAKE FOREST, IL, July 24, 2003 - Phosphate Resource Partners Limited Partnership (NYSE: PLP) today announced that it will not make a cash distribution for the quarter ended June 30, 2003.

            As referred to in the PLP Form 10-Ks for the years ended December 31, 2002 and December 31, 2001, PLP anticipates that for the foreseeable future any available cash will be used to reduce outstanding debt with IMC Global Inc. (NYSE: IGL), the 51.6 percent owner and the administrative managing general partner of PLP.  As a result, no PLP cash distributions are planned in the foreseeable future.

            PLP is engaged in the production and sale of phosphate crop nutrients and animal feed ingredients.  For more information, visit the PLP Web site at phosplp.com.

# # #

(A Statement of Distributable Cash is attached)

Statement of Distributable Cash
(in millions)
Phosphate Resource Partners Limited Partnership	(unaudited)
Quarter ended
June 30, 2003
Loss	$(19.5)
PLP's share of IMC Phosphates Company's loss	12.2
PLP's share of IMC Phosphates Company's second quarter cash distribution	-
Adjusted loss	(7.3)
Other adjustments:
Interest accrual, net of payments	2.8
All other	(4.2)
Total available distributable cash	$(8.7)
Distributable cash per unit	$-
Units outstanding	103.5